EXHIBIT 10.01

AMENDMENT NO. 1
TO THE MARTEK BIOSCIENCES CORPORATION 2002 STOCK INCENTIVE PLAN

     The Martek Biosciences Corporation 2002 Stock Incentive Plan (the “Plan”) is hereby amended as set forth below, effective as of the date of approval of this Amendment by the Shareholders of Martek Biosciences Corporation. (the “Corporation”) in accordance with the Shareholder Approval Policy of the Nasdaq Stock Market:

     Section 4 is hereby amended and restated in its entirety as follows:

Subject to adjustment as provided in Section 15 hereof, the number of shares of Stock available for issuance under the Plan shall be 1,982,000. Stock issued or to be issued under the Plan shall be authorized but unissued shares or issued shares that have been reacquired by the Company. If any shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. If the Option Price of any Option granted under the Plan, or if pursuant to Section 16.3 the withholding obligation of any Grantee with respect to an Option, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation) or by withholding shares of Stock, only the number of shares of Stock issued net of the shares of Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

This Amendment No. 1 was duly approved by the Board of Directors of the Corporation on January 22, 2003 and approved by the Shareholders of the Company on March 20, 2003.